Exhibit 99.1

PRESS RELEASE

Contacts:    Michael W. Metcalf, CFO
        Powell Industries, Inc.
713-947-4422

Ken Dennard / Natalie Hairston
Dennard Lascar Investor Relations
713-529-6600

POWELL INDUSTRIES ANNOUNCES
FISCAL 2019 FIRST QUARTER RESULTS

HOUSTON — FEBRUARY 5, 2019 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2019 first quarter ended December 31, 2018.
Revenues for the first quarter of fiscal 2019 were $109.4 million compared to revenues of $90.2 million for the first quarter of fiscal 2018. The Company reported a net loss for the first quarter of $2.7 million, or $0.23 per diluted share, compared to a net loss of $5.7 million, or $0.49 per diluted share, for the first quarter of fiscal 2018.
New orders placed during the first quarter of fiscal 2019 totaled $172 million compared to $78 million in the fourth quarter of fiscal 2018 and compared to $100 million in the first quarter of fiscal 2018. The Company’s backlog as of December 31, 2018 was $322.0 million up 23% sequentially from $261 million as of September 30, 2018 and compared to $260 million at the end of last year’s first quarter.
Brett A. Cope, Powell’s President and Chief Executive Officer, stated, “New Orders in the first quarter of fiscal 2019 were primarily driven by improved international activity along with the timing of certain awards that were anticipated in our fourth quarter of fiscal 2018, as previously reported. Most notably, our core oil, gas and petrochemical customers are beginning to plan for larger projects. In the first quarter, Powell was awarded several projects over $10 million in value, including one award over $20 million.
“Our backlog continues to improve amid modest growth across most of our end markets,” added Cope. “While our near-term earnings visibility remains challenging due to under-loaded manufacturing facilities and lingering uncertainty around the timing of the order cycle process, we are encouraged by the current level of client engagement and inquiry activity. First quarter orders and backlog growth will position us for a stronger second half of fiscal 2019.”

OUTLOOK
Commenting on the company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “We continue to believe that fiscal 2019 customer activity will strengthen over fiscal 2018, yielding improved margins. As a result, we continue to expect fiscal 2019 year-end backlog to improve over 2018, revenues to increase modestly, and earnings to improve to breakeven or slightly better in fiscal 2019. Our balance sheet remains strong and we are well positioned to handle this increase in our backlog.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, February 6, 2019 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 13, 2018. To access the replay, dial 201-612-7415 using a passcode of 13686291#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers,

refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,
	2018	2017
(In thousands, except per share data)
	(Unaudited)

Revenues	$109,351	$90,184
Cost of goods sold	94,720	79,630
Gross profit	14,631	10,554

Selling, general and administrative expenses	15,928	16,215
Research and development expenses	1,694	1,658
Amortization of intangible assets	44	73
Operating loss	(3,035)	(7,392)

Other income	—	(507)
Interest expense	56	51
Interest income	(157)	(203)
Loss before income taxes	(2,934)	(6,733)

Income tax benefit	(239)	(1,071)

Net loss	$(2,695)	$(5,662)

Loss per share:
Basic	$(0.23)	$(0.49)
Diluted	$(0.23)	$(0.49)

Weighted average shares:
Basic	11,551	11,497
Diluted	11,551	11,497

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$3,221	$3,235
Capital Expenditures	$764	$1,701
Dividends Paid	$2,992	$2,977

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2018	September 30, 2018
(In thousands)	(Unaudited)

Assets:

Cash and cash equivalents and short-term investments	$62,341	$49,754

Restricted cash	8,934	19,154

Other current assets	189,253	207,754

Property, plant and equipment (net)	123,838	128,764

Restricted cash (non-current)	6,956	5,987

Long-term assets	18,700	18,538

Total assets	$410,022	$429,951

Liabilities and equity:

Current liabilities	$106,783	$117,849

Long-term debt, net of current maturities	800	1,200

Deferred and other long-term liabilities	10,081	9,258

Stockholders’ equity	292,358	301,644

Total liabilities and stockholders’ equity	$410,022	$429,951

SELECTED FINANCIAL DATA:

Working capital	$153,745	$158,813